UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*



                           General Motors Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                            Common, $1-2/3 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    370442105
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                  July 24, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[X]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 370442105                                            Page 2 of 8 Pages



1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON (ENTITIES ONLY)


        FIAT S.p.A.


2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                          (a)[ ]
        Not Applicable.                                                   (b)[ ]


3       SEC USE ONLY


4       CITIZENSHIP OR PLACE OF ORGANIZATION


        Italy


                                 5    SOLE VOTING POWER


           NUMBER OF                  Not applicable.
            SHARES              6     SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY
             EACH                     32,053,422
          REPORTING              7    SOLE DISPOSITIVE POWER
           PERSON
            WITH
                                      Not applicable.
                                 8    SHARED DISPOSITIVE POWER


                                      32,053,422


9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          32,053,422


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)


11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          5.6%


12        TYPE OF REPORTING PERSON*


          CO



                      SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


CUSIP NO. 370442105                                            Page 3 of 6 Pages



1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON (ENTITIES ONLY)


        FIAT AUTO PARTECIPAZIONI S.p.A.


2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                          (a)[ ]
                                                                          (b)[ ]
        Not applicable.


3       SEC USE ONLY


4       CITIZENSHIP OR PLACE OF ORGANIZATION


        Italy


                                 5       SOLE VOTING POWER
           NUMBER OF
            SHARES
         BENEFICIALLY                    Not applicable.
           OWNED BY              6       SHARED VOTING POWER
             EACH
           REPORTING
            PERSON                       32,053,422
             WITH                7       SOLE DISPOSITIVE POWER


                                         Not applicable.
                                 8       SHARED DISPOSITIVE POWER


                                         32,053,422


9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          32,053,422


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)


11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          5.6%


12        TYPE OF REPORTING PERSON*


          CO



                      SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
                                  ------------



Item 1 (a)     Name of Issuer:

               General Motors Corporation

Item 1 (b)     Address of Issuer's Principal Executive Offices:

               300 Renaissance Center, Jefferson Avenue, Detroit,
               MI 48265-3000

Item 2 (a)     Name of Person Filing:

               (1)  Fiat S.p.A.

               (2)  Fiat Auto Partecipazioni S.p.A.

Item 2 (b)     Address of Principal Business Office:

               The address of the principal business office of each person filing is:

               (1)  Fiat S.p.A.: Via Nizza 250, 10126 Turin, Italy

               (2) Fiat Auto Partecipazioni S.p.A. C.so Agnelli 200, 10135 Turin, Italy

Item 2 (c)     Citizenship:

               Each person filing is a corporation organized under the laws of Italy.

Item 2 (d)     Title of Class of Securities:

               Common Stock, par value $1-2/3 per share.

Item 2 (e)     CUSIP Number:

               370442105

Item 3         Not applicable.

Item 4         Ownership:

               (a)      Amount Beneficially Owned:32,053,422
               (b)      Percent of Class:         5.6%
               (c)      Number of Shares as to which such person has:

                        (i)     Sole power to vote or to direct the vote:
                                Not applicable.
                        (ii)    Shared power to vote or to direct the vote:
                                32,053,422
                        (iii) Sole power to dispose or to direct the disposition of:
                                Not applicable
                        (iv) Shared power to dispose or to direct the disposition of:
                                32,053,422

Item 5         Ownership of Five Percent or Less of a Class:

               Not Applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

               Not applicable.

Item 8         Identification and Classification of Members of the Group:

               Not Applicable.

Item 9         Notice of Dissolution of Group:

               Not Applicable.

Item 10        Certification:


               By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              FIAT S.p.A.

Dated:   July 28, 2000                        By:/s/ Paolo Cantarella
                                                 ------------------------------
                                                 Name:  Paolo Cantarella
                                                 Title: Chief Executive Officer

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                 FIAT AUTO PARTECIPAZIONI S.p.A.

Dated:   July 28, 2000                           By:/s/ Paolo Cantarella
                                                    ------------------------
                                                    Name:  Paolo Cantarella
                                                    Title: Chairman

                            AGREEMENT OF JOINT FILING


                  Pursuant to Rule 13d-1(k)(1)(iii) of the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended, each of the undersigned agrees that the statement on Schedule 13G filed herewith shall be filed on behalf of each of the undersigned.



                                           FIAT S.p.A.

                                           By:/s/ Paolo Cantarella
                                              ------------------------------
                                              Name:  Paolo Cantarella
                                              Title: Chief Executive Officer



                                           FIAT AUTO PARTECIPAZIONI S.p.A.

                                           By:/s/ Paolo Cantarella
                                              ------------------------------
                                              Name:  Paolo Cantarella
                                              Title: Chairman